Exhibit 10.22
RETIREMENT AND POST-EMPLOYMENT AGREEMENT
THIS RETIREMENT AND POST-EMPLOYMENT AGREEMENT (the “Agreement”) effective as of April 1, 2011 (the “Effective Date”) is entered into by and between Meridian Bioscience, Inc., an Ohio corporation with a principal place of business at 3471 Riverhills Drive, Cincinnati, Ohio 45244, USA (“Meridian”), and Antonio Alessandro Interno, an Italian citizen residing at Via dei Pini 8, 20020 Arconate, Milan, Italy (“Mr. Interno”).
RECITALS:
WHEREAS, Mr. Interno has elected, as of March 31, 2011, to retire and resign all official positions he holds at Meridian and certain of Meridian’s European subsidiaries; and
WHEREAS, Meridian has decided to accept Mr. Interno’s retirement and resignation; and
WHEREAS, in connection with Mr. Interno’s retirement and resignation, Mr. Interno and Meridian have agreed that Meridian will provide certain post-employment benefits to Mr. Interno, all on the terms and conditions set forth hereinafter.
NOW THEREFORE, in reliance on the foregoing, and in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Meridian and Mr. Interno agree as follows:
1. Retirement and Resignation. Mr. Interno hereby agrees to retire and resigns, as of March 31, 2011, from all official offices and/or positions held by Mr. Interno with respect to Meridian, and shall execute the form of resignation letter attached hereto as Exhibit A upon execution of this Agreement.
2. Continuation of Professional Services. For a period of twenty-one (21) months after the Effective Date, Meridian will contract with Mr. Interno, as an independent contractor, on the conditions specified in that certain Professional Services Agreement attached hereto as Exhibit B (the “Professional Services Agreement”). Meridian and Mr. Interno shall execute the Professional Services Agreement upon execution of this Agreement. Notwithstanding the above, the twenty-one (21) month period will be extended for an additional monthly period, or portion thereof, to equal the amount, if any, that Mr. Interno may be entitled to receive as bonus compensation under the Officer’s Performance Compensation Plan utilizing Mr. Interno’s fiscal 2011 world-wide compensation of EUR 296,337 and a Personal Achievement multiplier of 1.0, for this fiscal year of Meridian (Fiscal Year 2011). By way of example, if Mr. Interno’s bonus compensation would be €32,500, Mr. Interno’s Professional Services Agreement would be extended an additional five (5) months.
3. Equity Award. Mr. Interno shall receive equity awards under the terms and conditions provided in the Meridian Bioscience, Inc. 2004 Equity Compensation Plan, as amended and restated through January 22, 2008, for an employee under Mr. Interno’s specific position. The provisions of section 2(a) of the November 11, 2010 Restricted Stock Unit Award Agreement-Performance Award shall control this award which is dependent upon reaching Net Earnings of $33,400,000 for fiscal 2011.

4. General Release. Mr. Interno hereby releases, acquits and forever discharges Meridian, its affiliates and their respective officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, successors, and assigns (“Released Parties”) from any and all causes of action, claims, suits, compensation, demands, damages, costs, interest (statutory or common law), expenses, attorney fees and liabilities of any kind, known or unknown, which Mr. Interno had, now has or might hereafter have against any or all of the Released Parties arising from Mr. Interno’s employment as an officer or any other capacity of Meridian.
Mr. Interno acknowledges and agrees (i) that Mr. Interno’s waiver of rights under this Release is knowing and voluntary; (ii) that Mr. Interno is releasing all claims for discrimination under federal, state and local laws, including the Age Discrimination in Employment Act; (iii) that Mr. Interno agrees to not file a lawsuit against Meridian, and if an administrative claim is filed by Mr. Interno or anyone else with the Equal Employment Opportunity Commission or similar state agency, Mr. Interno expressly waives the right to receive any monetary damages as a result of such claim; (iv) that Mr. Interno has the right to consult an attorney in connection with his decision to enter into this release; (v) that Meridian has given Mr. Interno a period of at least 21 days to consider this release; (vi) that Mr. Interno has the right to revoke this release within the seven day period after he signs it; and (vii) that the release does not cover claims which might arise after the date Mr. Interno signs it.”
5. Miscellaneous Items. (a) Meridian and Mr. Interno agree that Mr. Interno may take with him as of the Effective Date, his office chair and office computer (a laptop and a desk top computer) that Mr. Interno currently has in his office with Meridian Bioscience Europe S.r.l. (“MBE”); and (b) Meridian and Mr. Interno agree that Mr. Interno will retain a phone number and e-mail address at MBE for a period of twenty-one (21) months from the Effective Date.
6. Non-Competition. As consideration for payments and obligations of Meridian under this Agreement to Mr. Interno, during the term of the Professional Services Agreement, and for a period of two (2) years from the termination or expiration of the Professional Services Agreement, Mr. Interno covenants and agrees that:
(a) Mr. Interno shall not, directly or indirectly, engage in the developing, manufacturing, or marketing of immunodiagnostic and molecular test kits, purified reagents, related diagnostic products or other business conducted by Meridian or any of its affiliates, nor, directly or indirectly, enter into any competition with Meridian or any of its affiliates, in any location or jurisdiction in which Mr. Interno has conducted business on behalf of Meridian or any of its Affiliates at any time;
(b) Mr. Interno shall not solicit, directly or indirectly, any of Meridian’s or any of its affiliates’ customers, business contacts or other affiliates who became known to Mr. Interno while he was employed or acted on behalf of Meridian or any of its affiliates;

2

(c) Mr. Interno shall not solicit or hire any of Meridian’s or any of Meridian affiliates’ employees, independent contractors or other contracted parties performing services for Meridian or any of Meridian’s affiliates.
7. Confidentiality. Subject to the right to enforce the terms of this Agreement, Mr. Interno agrees not to disclose the terms of this Agreement to any person or entity without the written consent of Meridian, except to Mr. Interno’s immediate family members, tax preparer, and legal counsel, provided they agree to honor this non-disclosure provision, or where disclosure is required by law.
8. Contemporaneous Execution. This Agreement shall be executed simultaneously with a Mutual Termination and Full Settlement between Mr. Interno, Meridian Bioscience Europe S.r.l., an Italian corporation, Meridian Bioscience Europe S.A., a Belgian corporation, Meridian Bioscience S.A., a Belgian corporation, and Meridian Bioscience B.V., a Netherland corporation.
9. Entire Agreement and Amendments. Meridian and Mr. Interno agree that this Agreement, including the exhibits hereto, constitutes the entire agreement between them with respect to the subject matter hereof, and that any and all prior discussions, negotiations, agreements and understandings including, without limitation, any prior agreement between Meridian and Mr. Interno are hereby superseded. The terms and provisions of this Agreement shall not be changed, amended, waived, modified or terminated in any respect whatsoever except by a written instrument executed by Meridian and Mr. Interno.
10. No Waiver of Rights. Neither any failure nor any delay on the part of Meridian in exercising any right, power or privilege hereunder shall operate as a waiver thereof on the part of Meridian nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege by Meridian.
11. Notice. Any and all notices given or required to be given hereunder shall be sent in accordance with Section 10 of Exhibit A attached hereto.
12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.
13. Headings; Gender; Number. The headings contained in this Agreement are for convenience only and shall not be construed as substantive provisions of this Agreement. Words of any gender shall include any other gender, unless the context requires otherwise. Singular words shall include the plural and plural words shall include the singular, unless the context requires otherwise.

3

14. Governing Law; Jurisdiction. This Agreement shall be governed by the internal substantive laws of the State of Ohio, USA, without reference to conflict of laws principles. All claims, disputes, or lawsuits arising under or from this Agreement shall be exclusively instituted in the state and federal courts situated in Hamilton County, Ohio, U.S.A., and Meridian and Mr. Interno hereby unconditionally and irrevocably submit and consent to the jurisdiction and venue of any such court for such purpose.
15. Change in Control. Upon the occurrence of a Change in Control as defined in Sections 4.3 and 4.4 of the Meridian Bioscience, Inc. 2004 Equity Compensation Plan as Amended and Restated through January 22, 2008, any remaining payments under the Professional Services Agreement shall be accelerated and paid in a lump sum.
[Remainder of page is blank. Signature page follows.]

4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

WITNESSES:	Company:

MERIDIAN BIOSCIENCE, INC.

/s/ Fabio Rossella	By:	/s/ John A. Kraeutler

Fabio Rossella		Name:	John A. Kraeutler
Witness for Interno		Title:	CEO

ANTONIO ALESSANDRO INTERNO:

/s/ Torretta Simona	/s/ Antonio Alessandro Interno

Torretta Simona
Witness for Interno

/s/ Melissa Lueke
Melissa Lueke
Witness for Kraeutler

5

EXHIBIT A
RESIGNATION LETTER
March 31, 2011
Meridian Bioscience, Inc.
3471 Riverhills Drive
Cincinnati, Ohio 45244
Attention: Mr. John A. Kraeutler
RE: Resignation
Gentlemen:
I hereby resign effective immediately from all of my official capacities as an officer of Meridian Bioscience, Inc., and from all other capacities that I act on behalf of Meridian Bioscience, Inc. up to this date.

Sincerely, ANTONIO ALESSANDRO INTERNO
/s/ Antonio Alessandro Interno

EXHIBIT B
PROFESSIONAL SERVICES AGREEMENT
THIS PROFESSIONAL SERVICES AGREEMENT (“the Agreement”) executed effective as of the 1st day of April, 2011, is entered into by and between Meridian Bioscience, Inc., an Ohio corporation with a principal place of business at 3471 Riverhills Drive, Cincinnati, Ohio 45244, USA (“Meridian”), and Antonio Alessandro Interno, an Italian citizen residing at Via dei Pini 8, 20020 Arconate, Milan, Italy (“Mr. Interno”).
WHEREAS, Meridian desires to build and promote brand awareness and equity within Africa, Europe, the Middle East and Scandinavia; and
WHEREAS, Mr. Interno has the knowledge, experience and desire to assist Meridian in this capacity.
NOW THEREFORE, in reliance on the foregoing, and in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Meridian and Mr. Interno agree as follows:
1.
Professional Services. Mr. Interno shall provide professional services to Meridian, as an independent contractor, with the objective to build and promote brand awareness and equity within Africa, Europe, the Middle East and Scandinavia, related to the Meridian Bioscience trade name. Mr. Interno shall perform such services to, and on behalf of, Meridian on a monthly basis, including, but not limited to, the following (“Services”):

a.	Identifying and introducing key opinion leaders, hospitals, laboratories, physicians and other healthcare diagnostic supply chain participants with the objective of promoting the Meridian brand;
b.	Alerting management of competitors at risk for possible intellectual property infringement that could harm the Meridian brand;
c.	Identifying potential product sourcing opportunities that could complement the Meridian brand; and
d.	Other similar activities with the objective of promoting the Meridian brand.
Mr. Interno shall perform all Services under this Agreement outside the United States as an “independent contractor” and not as an employee or agent of Meridian or any of Meridian’s subsidiary companies. Mr. Interno is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Meridian or to bind Meridian in any manner. For sake of clarity, Mr. Interno shall not be authorized to negotiate or execute contracts or any type of business transaction on behalf of Meridian. Mr. Interno warrants, represents and covenants that he shall provide the Services in good faith and in a diligent, businesslike and professional manner.

2

2.
Fees and Payments. Meridian shall pay Mr. Interno as full payment for Services rendered by him hereunder, at a monthly rate of six-thousand five-hundred Euros (€6,500.00) (“Professional Services Fee”). The Professional Services Fee shall be payable by Meridian on the 15th calendar day of each month, provided that prior to the 10th calendar day of each month, Mr. Interno has submitted to Meridian an invoice for that month. Mr. Interno shall submit his invoices to Meridian’s Chief Financial Officer (CFO) or Chief Executive Officer (CEO) via e-mail or facsimile.

Meridian shall reimburse Mr. Interno for only pre-approved (by the CFO or CEO) out-of-pocket costs that he may incur in his performance of his obligations under this Agreement. Such reimbursement shall not exceed five thousand Euros (€5,000.00) in any calendar year.
3.
Term. Subject to the provisions of this Section 3, the term of this Agreement (the “Term”) shall commence on the date hereof and end on December 31, 2012, unless this Agreement is terminated by mutual written agreement of the parties. Notwithstanding the foregoing, this Agreement and all rights of Mr. Interno under this Agreement will terminate (except as otherwise provided in this Section),

a.	Upon the death of Mr. Interno;
b.	Upon breach of any provision of this Agreement.
4.
Authority and Indemnification of Meridian. Mr. Interno represents that he is not restricted or prohibited in any manner from entering into this Agreement and performing the duties for Meridian as herein provided. Mr. Interno shall indemnify and save harmless Meridian from any damages, liabilities, actions, suits or other claims, and from reasonable attorneys’ fees and costs incurred by Meridian in defending against same, should Mr. Interno’s representations set forth in this Section 4 be challenged.

5.
Severability. If any of the provisions of this Agreement are held to be illegal, invalid or unenforceable in any respect, Meridian and Mr. Interno agree that such term or provision shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law. If any of the provisions of this Agreement are held to be illegal, invalid or unenforceable in any respect, the remainder of this Agreement and all other provisions hereof shall not be affected thereby.

6.
Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns; provided, however, that Mr. Interno shall not assign any of Mr. Interno’s rights or delegate any of his duties hereunder without the prior written consent of Meridian. Meridian shall not assign any of its rights or delegate any of its duties hereunder to any person or entity without the prior written consent of Mr. Interno.

3

7.
Governing Law. This Agreement shall be governed by the internal substantive laws of the State of Ohio, USA, without reference to conflict of laws principles. All claims, disputes, or lawsuits arising under or from this Agreement shall be exclusively instituted in the state and federal courts situated in Hamilton County, Ohio, U.S.A., and Meridian and Mr. Interno hereby unconditionally and irrevocably submit and consent to the jurisdiction and venue of any such court for such purpose.

8.
Entire Agreement and Amendments. Meridian and Mr. Interno agree that this Agreement constitutes the entire agreement between them with respect to the subject matter hereof, and that any and all prior discussions, negotiations, agreements and understandings including, without limitation, any prior agreement between Meridian and Mr. Interno are hereby superseded. The terms and provisions of this Agreement shall not be changed, amended, waived, modified or terminated in any respect whatsoever except by a written instrument executed by Meridian and Mr. Interno.

9.
No Waiver of Rights. Neither any failure nor any delay on the part of Meridian in exercising any right, power or privilege hereunder shall operate as a waiver thereof on the part of Meridian nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege by Meridian.

10.
Notice. Any and all notices given or required to be given hereunder shall be sent by personal delivery or by certified mail, return receipt requested, and shall conclusively be deemed to have been received on the date such notice is delivered at the address specified below (or such other address as may be specified in writing by the parties hereof) or, in the case of certified mail, on the fifth (5th) business day following the date on which it was mailed.

If to Meridian:	MERIDIAN BIOSCIENCE, INC.

3471 River Hills Drive
Cincinnati, Ohio 45244
Attention: John A. Kraeutler
If to Mr. Interno, at the address set forth on the first page hereof.
11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.
12.
Headings; Gender; Number. The headings contained in this Agreement are for convenience only and shall not be construed as substantive provisions of this Agreement. Words of any gender shall include any other gender, unless the context requires otherwise. Singular words shall include the plural and plural words shall include the singular, unless the context requires otherwise.

[Remainder of page is blank. Signature page follows.]

4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

WITNESSES:	Company:

MERIDIAN BIOSCIENCE, INC.

/s/ Melissa Lueke	By:	/s/ John A Kraeutler

Melissa Lueke		Name:	John A. Kraeutler
		Title:	CEO

ANTONIO ALESSANDRO INTERNO:

/s/ Antonio Alessandro Interno

Between
Meridian Bioscience Europe S.r.l.
and
Meridian Bioscience Europe S.A.
and
Meridian Bioscience S.A.
and
Meridian Bioscience Europe B.V.
and
Mr. Antonio Alessandro Internò
Mutual termination of employment relationship and directorship and full and general novation settlement

On 22/3, 2011, in Milan (Italy)
BETWEEN
Meridian Bioscience Europe S.r.l., an Italian corporation with registered office in Villa Cortese (MI), Via Dell’Industria no. 7, represented by Mr. John A Kraeutler, in his capacity as Director (hereinafter referred to as “MBE Italy”)
As the first party
- And -
Meridian Bioscience Europe S.A., a Belgian corporation with registered office in Nivelles, Rue de l’Industrie no. 7 B-1400, represented by Mr. John A Kraeutler, in his capacity as Director
As the second party
- And -
Meridian Bioscience S.A., a Belgian corporation with registered office in Nivelles, Rue de l’Industrie no. 7 B-1400, represented by Mr. John A Kraeutler, in his capacity as Director;
As the third party
- And -
Meridian Bioscience B.V., a Dutch corporation with registered office in Haiderheiweg 6, 5282 SN Boxtel, represented by Mr. John A Kraeutler as an authorized representative;
As the fourth party
- And -
Mr. Antonio Alessandro Internò, resident in 20020 Arconate (MI), Via dei Pini, no. 8, (hereinafter referred to as the “Executive” or the “Managing Director”)
As the fifth party
RECITALS
A.	With the Board of Directors’ resolution dated September 7, 1994 Mr. Internò was appointed Managing Director of MBE Italy for an indefinite period of time;
B.	On December 1, 2001, Mr. Internò was hired by MBE Italy as an Executive under the National Collective Labour Agreement for Executives of the Trade sector (hereinafter referred to as “CBA”);

C.
In addition, Mr. Internò holds the following corporate offices: (i) Chairman of the Board of Directors and Managing Director of Meridian Bioscience Europe S.A.; (ii) Chairman of the Board of Directors and Managing Director of Meridian Bioscience S.A.; (iii) Chairman of the Board of Directors and Managing Director of Meridian Bioscience Europe B.V.;

D.
in the spirit of co-operation which has always characterised their relationships, the parties are willing to settle amicably, once for all, any past or future questions regarding the execution and the termination of both the employment relationship with MBE Italy and all the above mentioned directorships, within a sole and general and full settlement.

Termination of the employment relationship and directorship
and general and full settlement
1.	Recitals
(1)	The above Recitals are part of this agreement.
2.	Termination by mutual consent of the employment relationship with MBE Italy
(1)	MBE Italy proposed to the Executive to terminate his employment contract by mutual consent and offered him a leaving incentive.
(2)	The Executive accepted the above proposal at the conditions set forth hereunder.
(3)
The employment contract between Mr. Internò and MBE Italy is deemed terminated by mutual consent effective as of April 1, 2011, with termination on the same date of any mutual obligations deriving from the law and/or from the contract.

(4)	Mr. Internò shall return, within five (5) days from April 1, 2011, all the company items and goods currently in his possession.

(5)	Mr. Internò shall receive:
a.	the fixed salary until the date of termination of the employment relationship;
b.	the supplementary monthly salary instalments accrued (13th and 14th month provisions) until the actual termination date;
c.	the indemnity in lieu of accrued and unused holidays and leaves;
d.	he severance payment (“Trattamento di Fine Rapporto”), if not transferred to third parties.
(6)	All other benefits shall cease as of April 1, 2011.

3.	Leaving incentive
(1)
In addition to the amounts provided under clause 2.(5), MBE Italy shall pay the Executive a gross amount of EUR 550.000,00 as leaving incentive and as compensation for the termination by mutual consent of the employment relationship indicated under point B. of the Recitals. It is agreed that such payment is conditioned to the formalization of the settlement agreement as provided under clause 7.(1).

(2)
The amount specified under clause 3. (1) is not subject to any social contribution payments in accordance with Section 12 of Italian Law no. 153 of 30 April 1969, as amended by Section 6 of Law Decree no. 314 of 2 September 1997. This amount shall be subject to personal income tax (i.e. “Imposta sul reddito delle persone fisiche” IRPEF), as calculated according to the criteria provided by Sections 17 and 19 of Presidential Decree no. 917 of 22 December 1986 (TUIR). Payment of the gross amount specified under clause 3.(1) shall be made to Executive after deducting the withholding taxes.

4.	Termination of the corporate offices
(1)
Mr. Internò undertakes to renounce and resign with immediate effect from his office of Director and Managing Director of MBE Italy, by signing and sending, by March 31, 2011 and no later, the relevant resignation letters attached hereto as Exhibit A to the members of Board of Directors and to the Chairman of the Board of Statutory Auditors. In any case, the Executive agrees that this agreement represents the renouncement of his offices with immediate effect according to law and to Section 2385 of the Italian Civil Code.

(2)
Furthermore, Mr. Internò undertakes to renounce and resign with immediate effect from his corporate offices indicated under point C of the Recitals as of April 1, 2011, by signing and sending, by March 31, 2011 and no later, the relevant resignation letters attached hereto as Exhibits B, C and D to the competent corporate boards as provided by the local laws. In any case, Mr. Internò agrees that this agreement represents the renouncement of his corporate offices held at all the aforementioned companies with immediate effect, according to the local laws of the countries where these companies are located.

(3)
Moreover, Mr. Internò undertakes to hand over to the person who will be indicated, by and not later than April 6, 2011, all and any information and description relating to MBE Italy and/or to any other company of the Group, such as technical, organizational, financial or commercial information as well as any other information or corporate secret relating to such companies that Mr. Internò has learned during his employment and/or corporate relationships. By way of example and without limitation, Mr. Internò undertakes to disclose, before the above mentioned term, to the person who will be indicated any information concerning trade negotiations and any talks pending or potential with actual and/or prospective customers and/or with any third party, models or technical solutions, organizational practices, company and Group plans, names of customers and suppliers, development and investment plans as well as any other information relating to the activity carried out by any company of the Group that he has been informed during the employment and/or the corporate relationships hereunder. All of the corporate documents, of any kind, including hardware and software, personal notes on acts or facts concerning the employment and the corporate relationships hereunder, plans, corporate production processes, methods, know-how, trade secrets, schemes, technologies, reports, researches, correspondence and personal notes on acts or facts relating to the Executive’s activity, shall be handed over by the aforesaid term to the person who will be indicated as above.

5.	Non competition
(1)
In consideration of the directorships held by Mr. Internò at MBE Italy, it is provided that he shall remain subject to the non-competition agreement executed on February 19, 1991 and to the terms and conditions set forth therein for a period of five years starting from April 1, 2011.

6.	Waivers
(1)
In the context of a general novation settlement pursuant to Sections 1965 and 1975 of the Italian Civil Code, Mr. Internò waives to any claim against Meridian Bioscience Europe S.r.l., as well as to any claim towards any other parent company, subsidiary, or controlled company or any other company of the Meridian Group, in Italy or abroad, for any right arising from or related to the employment relationship indicated under point B. of the Recitals and its termination, including any right provided by law and by the CBA. By way of example, but not limited to, the Executive waives all claims for different seniority, salary differences and outstanding remuneration of any kind (including bonuses and rights related to and deriving from any incentive plan that the Executive participated in), withholding taxes, any kind of expenses refund, different calculation of salary items, paid in any form, in relation to legal and contractual institutes. Furthermore the Executive waives any indemnities as well as any claims for damages including tort and/or non-material damages according to Sections 2043, 2059, 2087, 2103 and 2116, second paragraph, of the Italian Civil Code.

(2)
Moreover, still within the aforesaid context of general and full settlement pursuant to Sections 1965 and 1975 of the Italian Civil Code, Mr. Internò waives to claim any potential right that may arise out of or be related to:

(i)
the execution and the termination of the directorships indicated under points A. of the Recitals, against MBE Italy and/or against any other company connected to or controlled by such company, as well as against any other company of the Meridian Group anywhere located or incorporated;

(ii)
the execution and the termination of the directorships indicated under points C. of the Recitals, against the respective companies in which the corporate offices therein mentioned are held by Mr. Internò and/or against any other company connected to or controlled by those companies, as well as against any other company of the Meridian Group anywhere located or incorporated.

(3)
The waivers under clause 6.(2) include, but are not limited to, any different qualification of the relevant corporate offices, any right concerning outstanding remuneration of any kind (including eventual bonuses and rights related to and/or deriving from any incentive plan that Mr. Internò participated in), withholding taxes, any kind of expenses refund, any other right deriving from law. Mr. Internò also waives any indemnities and any claims for damages including tort and/or non-material damages according to sections 2043, 2059 and 2087 of the Italian Civil Code, as well as any possible remunerations, indemnities, compensations and claim relating to or deriving from the corporate offices indicated under point A. of the Recitals, including the rights deriving from Sections 2383, paragraph 3, and 2389 of the Italian Civil Code.

(4)
Furthermore, Mr. Internò expressly represents and warrants that as at the date of execution of this agreement he is not aware of any potential claim, civil and/or criminal proceedings against him or any of the undersigned companies that may arise from or anyhow be connected with the performance of the directorships and/or the employment relationships specified under points A., B. and C. of the Recitals.

(5)
Against the waivers indicated under clauses 6.(1), 6.(2) and 6.(3), MBE Italy, Meridian Bioscience Europe S.A., Meridian Bioscience SA and Meridian Bioscience B.V. accept such waivers and expressly waive any action and/or claim against Mr. Internò in relation to any responsibility connected to his corporate offices of Managing Director/Chairman of the Board of Directors/legal representative of the aforementioned corporations. Moreover, the above corporations represent that they have no further claim against Mr. Internò in connection with the above corporate offices, save for any eventual damages deriving to the corporations from any act and/or deed executed by Mr. Internò with gross negligence or willful misconduct and save for any illegal act committed by Mr. Internò in violation of Italian laws and/or US Foreign Corrupt Practices Act and/or US Export Control Laws.

(6)
In addition, the corporations MBE Italy, Meridian Bioscience Europe S.A., Meridian Bioscience S.A. and Meridian Bioscience B.V. undertake to keep Mr. Internò unharmed and guaranteed against any possible negative economic consequence which may arise in connection with any claim and/or demand and/or dispute brought by third parties against Mr. Internò in his capacity as Managing Director/Chairman of the Board of Directors/legal representative of the aforementioned corporations, save for any act and/or deed executed by Mr. Internò with gross negligence or willful misconduct and except for any illegal act committed by Mr. Internò in violation of Italian laws and/or US Foreign Corrupt Practices Act and/or US Export Control Laws.

(7)
More specifically, MBE Italy hereby expressly represents to keep Mr. Internò unharmed and indemnified against any present or future claim and/or demand and/or dispute which may involve Mr. Internò in his capacity as Managing Director/Chairman of the Board of Directors/legal representative/Executive of MBE Italy, save for any act and/or deed executed by Mr. Internò with gross negligence or willful misconduct and except for any illegal act committed by Mr. Internò in violation of Italian laws and/or US Foreign Corrupt Practices Act and/or US Export Control Laws.

(8)
The corporations MBE Italy, Meridian Bioscience Europe S.A,. Meridian Bioscience SA and Meridian Bioscience BV undertake to bear the costs of any possible fine and/or penalty, which may be inflicted to Mr. Internò due to the personal and/or joint responsibility with the aforementioned corporations, for facts relating to or connected with his corporate offices of Managing Director/Chairman of the Board of Directors/legal representative/Executive of the same corporations, save for any act and/or deed executed by Mr. Internò with gross negligence or willful misconduct and except for any illegal act committed by Mr. Internò in violation of Italian laws and/or US Foreign Corrupt Practices Act and/or US Export Control Laws.

(9)
The parties declare that with execution of this settlement, and the fulfillment of the same, they do not have any further claim deriving from the execution and the termination of the employment relationship and/or any directorship or corporate office mentioned in this agreement

7.	Settlement
(1)
The payment of the amounts provided for in clause 3.(1) shall be made on the condition that Mr. Internò signs, in front of one of the offices indicated by Sections 410 and 411 of the Italian Civil Procedure Code, an additional settlement agreement with MBE Italy, that shall have the exact same contents of this agreement within about 60 days from today subject to the availability of the offices.

8.	Terms of payment
(1)	The payment of the amount set forth under clause 2.(5) shall be made with the usual terms and methods.
(2)
The payment of the gross amount sets forth under clause 3.(1) shall be made, after deducting withholding taxes as provided by Italian law, by wire transfer to the bank account of Mr. Internò already used by MBE Italy to deposit his employment salary, within maximum 60 days from the termination of the employment relationship and in any case after the formalization of the settlement agreement as provided under clause 7.(1).

Mr. Antonio Alessandro Internò	/s/ Antonio Alessandro Internò

Meridian Bioscience Europe S.r.l.	/s/ John A. Kraeutler

Meridian Bioscience Europe S.A.	/s/ John A. Kraeutler

Meridian Bioscience S.A.	/s/ John A. Kraeutler

Meridian Bioscience Europe B.V.	/s/ John A. Kraeutler

Exhibit A
Milan, March 31, 2011
To the kind attention of the Board of Directors
Messrs. William J. Motto and John A. Kraeutler
Meridian Bioscience Europe S.r.l.
Via dell’Industria, no. 7
20020 — Villa Cortese (MI)
Registered letter
Anticipated by Fax on no. 513.271.3762
To the kind attention of the Chairman of the Board of Auditors
Mr. Aldo D’Aula
Meridian Bioscience Europe S.r.l.
Via dell’Industria, no. 7
20020 — Villa Cortese (MI)
Registered letter
Anticipated by Fax on no. 0331.433616
Resignation
I, the undersigned, Antonio Alessandro Internò, hereby resign from the office of Director and Managing Director of Meridian Bioscience Europe S.r.l. with irrevocable and definitive effect as of April 1, 2011.
Moreover, I hereby state to have nothing to claim against the Company in connection with the above mentioned offices, as compensation, reimbursement of expenses and/or for any further possible title, reason or cause.
Yours sincerely

Antonio Alessandro Internò

/s/ Antonio Alessandro Internò

Exhibit B
Milan, March 31, 2011
To the kind attention of the Board of Directors
Meridian Bioscience Europe S.A.
Rue de l’Industrie no. 7 B
Nivelles
Registered letter
Resignation
Dear Mr Kraeutler,
Hereby I would like to inform you that I am resigning from my mandate as director and managing director of Meridian Bioscience Europe SA (RPR 0408.081.968), and this as of 31 March 2011.
As there are currently only two directors, I will assist with all formalities and sign all required documents in order to foresee in my replacement.
I can confirm that director fees remuneration has been paid to me through the period ending 31 March 2011.
Moreover, I hereby state to have nothing to claim against the Company in connection with the above mentioned offices, as compensation, reimbursement of expenses and/or for any further possible title, reason or cause.
Yours sincerely,

Antonio Alessandro Internò

/s/ Antonio Alessandro Internò

Exhibit C
Milan, March 31, 2011
To the kind attention of the Board of Directors
Meridian Bioscience S.A.
Rue de l’Industrie no. 7 B
Nivelles
Registered letter
Resignation
Dear Mr Kraeutler,
Hereby I would like to inform you that I am resigning from my mandate as director and managing director of Meridian Bioscience SA (RPR 0450.405.345), and this as of 31 March 2011.
As there are currently only two directors, I will assist with all formalities and sign all required documents in order to foresee in my replacement.
I can confirm that director fees remuneration has been paid to me through the period ending 31 March 2011. Moreover I hereby state to have nothing to claim against the Company in connection with the above mentioned offices, as compensation, reimbursement of expenses and/or for any further possible title, reason or cause.
Yours sincerely,

Antonio Alessandro Internò

/s/ Antonio Alessandro Internò

Exhibit D
Milan, March 31, 2011
Resignation statement
I, the undersigned, Antonio Alessandro Internò, hereby declare:
(i)
that the undersigned is a member of the Management Board of Meridian Bioscience Europe B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its registered office at Boxtel (the Netherlands) and having its correspondence address at Halderheiweg 6, 5282 SN Boxtel (the Netherlands), (hereinafter: the “Company”);

(ii)	to resign as a member of the Management Board of the Company with effect as from 31 March 2011;
(iii)	not to have and that he will not have as per his resignation becoming effective any claim against the Company relating to his position as a member of the Management Board of the Company.

Antonio Alessandro Internò

/s/ Antonio Alessandro Internò

Between
Meridian Bioscience Europe S.r.l.
and
Meridian Bioscience, Inc.
and
Mr. Antonio Alessandro Internò
Voluntary set-off agreement ex Article 1252 of Italian Civil Code

On 18 Aprile, 2011 in Milan, Italy
BETWEEN
Meridian Bioscience Europe S.r.l., an Italian corporation with registered office in Villa Cortese (MI), Via Dell’Industria no. 7, represented by Mr. John A Kraeutler, in his capacity as Director (hereinafter referred to as “MBE Italy”)
As the first party
- And -
Meridian Bioscience, Inc., a US corporation with a principal place of business at 3471 Riverhills Drive, Cincinnati, Ohio (USA), represented by Mr. John A Kraeutler, in his capacity as Director (hereinafter referred to as “Meridian USA”)
As the second party
- And -
Mr. Antonio Alessandro Internò, resident in Arconate (MI), Via dei Pini, no. 8, (hereinafter referred to as the “Executive”)
As the third party
RECITALS
A.	Mr. Internò has been an Executive of Meridian Bioscience Europe S.r.l., a company belonging to Meridian Group, since December 1 2001 until April 1, 2011;
B.
during his employment relationship with MBE Italy, Mr. Internò has participated to the Equity Plan “2004 Equity Compensation Plan as Amended and Restated trough January 22, 2008”, approved by Meridian USA on 2004 and afterwards amended on January 22, 2008;

C.	as per the provisions of such Equity Plan, the following stock units have been assigned to Mr. Internò:
(i)	no. 7,500 “restricted stock units”, awarded on November 12, 2009, which have became fully vested upon the termination of the employment relationship of Mr. Internò with MBE Italy;
(ii)	no. 7,500 “restricted stock units”, awarded on November 11, 2010, which have became fully vested upon the termination of the employment relationship of Mr. Internò with MBE Italy;

(iii)
no. 7,500 “performance-based stock units”, awarded on November 11, 2010, which will become fully vested when the actual earnings of Meridian USA will be released to the public indicatively on November 2011, upon condition that the net earnings of Meridian USA will exceed 33,400,000 US dollars;

D.	the employment relationship between MBE Italy and the Executive is terminated by mutual consent by means of the settlement agreement executed between the parties on March 22, 2011;
E.
within such settlement agreement MBE Italy has undertaken to pay to Mr. Internò, on top of the normal end-of-service accruals, an amount as leaving incentive and as compensation for the termination of the employment relationship equal to gross Euro 550,000 (fivehundrenfitythousand/00) by and no later than 60 days from the termination of the employment relationship and anyhow on condition that the settlement agreement will have been formalized before one of the offices indicated by Sections 410 and 411 of Italian Civil Procedure Code;

F.
the parties have not yet formalized and executed the settlement agreement mentioned under point E. above and therefore MBE Italy has not yet paid to the Executive the aforesaid amount as leaving incentive and as compensation for the termination of the employment relationship.

NOW THEREFORE
In reliance of the foregoing, the parties agree as follows.
1.	Recitals
(1)	The above Recitals are part of this agreement.
2.	Set-off agreement
(1)
MBE Italy and Meridian USA hereby states that the withholding taxes that shall be collected on the counter value of the shares that will be issued on the basis of the 15,000 “restricted stock units” mentioned under points C.(i) and C.(ii) of the Recitals, reckoned as at April 1 2011, is equal to Euro 108,914.97 (onehundredeightthousandninehundredfourteen/97)

(2)
Mr. Internò hereby acknowledges the correctness of such amount and expressly agrees that the amount of Euro 108,914.97 (onehundredeightthousandninehundredfourteen/97) shall be offset, pursuant to Article 1252 of Italian Civil Code, against the credit claimed by the Executive from MBE Italy and thus that such amount shall be deducted from the net amount equivalent to the gross amount of Euro 550,000 (fivehundredfiftythousand/00) after tax, payable to the Executive by MBE Italy as provided for by the settlement agreement executed on March 22, 2011.

Mr. Antonio Alessandro Internò	/s/ Antonio Alessandro Internò

Meridian Bioscience Europe S.r.l.	/s/ Fabio Rossella

Meridian Bioscience Inc.	/s/ John A. Kraeutler